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                        [FIRST CAPITAL, INC. LETTERHEAD]
                              FIRST QUARTER REP0RT


                                                          REPORT TO SHAREHOLDERS


First Capital, Inc.
--------------------------------------------------------------------------------

Dear Shareholders:

We have purchased our Salem branch property and hope to start construction in the near future. We expect excellent growth at the office due to our current name recognition and current Washington County market share. This will further support our efforts to grow non-interest checking accounts, business relationships and commercial loans.

Net income for the first quarter was impacted by continued pressure on net interest margin due to the inverted Treasury yield curve and increased non-interest expense related to the maintenance and sale of foreclosed real estate. The flat yield curve continued to put pressure on our net interest margin. Management is working carefully to manage our net interest margin, while not being tempted to make short term decisions that could negatively impact the net interest margin over the long term.

Interest rates for mortgage loans are still favorable and we expect our fee income from mortgage sales to exceed last year. Our marketing efforts are directed at checking accounts and business accounts.

Why leave your business to make deposits? Our staff has been working hard preparing for "Remote Capture" of business deposits. From the convenience of your office or retail business, simply scan your deposits and electronically send it to the bank. This new technology will save you travel time and speed up getting your deposit to the bank. Existing and new customers are signing up for this service.

The stock repurchase plan is still available to those shareholders that would like to sell stock back to the company. We still have 67,849 shares available for repurchase. Please contact us with any questions you may have.

Thank you for your continued support.

Sincerely;

/s/ William Harrod

William Harrod
President and CEO

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                                                            THIRD QUARTER REPORT


First Capital, Inc.
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                                     BALANCE SHEET HIGHLIGHTS                                As of March 31,            Percent
                                     (In thousands, except per share information)         2007            2006          Change
                                     -----------------------------------------------------------------------------------------------
CORPORATE ADDRESS                    Total loans (excluding loans held for sale)         $330,628         $333,187       -0.77%
First Capital, Inc.                  Allowance for loan losses                              2,469            2,237       10.37%
220 Federal Drive, NW                Allowance for loan losses as a percentage
Corydon, Indiana 47112                  of total loans (excluding loans held for sale)       0.75%            0.67%      11.23%
                                     Total assets                                        $450,515         $444,804        1.28%
                                     Total deposits                                       330,023          330,016        0.00%
                                     Other borrowings                                      72,773           69,281        5.04%
                                     Shareholders equity                                   44,415           42,362        4.85%
                                     Book value per share                                   17.16            14.88       15.33%


                                                                                                                         Three
COMMON SHARES                                                                                  Three Months              Months
The common shares of the Company     INCOME STATEMENT SUMMARY                                 Ended March 31,            Percent
are listed on The Nasdaq Stock       (In thousands)                                       2007            2006           Change
Market(R). The trading symbol is     -----------------------------------------------------------------------------------------------
FCAP. In newspaper listings,         Net interest income                                 $3,319           $3,428          -3.18
Company shares are frequently        Provision for loan losses                              225              170          32.35%
listed as First Capital, Inc.        Noninterest income                                     803              737           8.96%
                                     Noninterest expense                                  2,791            2,583           8.05%
                                     Earnings before taxes                                1,106            1,412         -21.67%
                                     Provision for income taxes                             357              478         -25.31%
                                     Net Income                                             749              934         -19.81%

                                                                                                                         Three
TRANSFER AGENT                                                                                Three Months               Months
Investor Relations Department        OTHER FINANCIAL DATA                                     Ended March 31,            Percent
Registrar and Transfer Company                                                            2007            2006           Change
10 Commerce Drive                    -----------------------------------------------------------------------------------------------
Cranford, New Jersey 07016-9982      Diluted earnings per share                          $0.26            $0.33          -21.21%
Tel: (800) 368-5948                  Cash dividends per share                             0.17             0.15           13.33%
www.rtco.com                         Return on average assets (annualized)                0.67%            0.85%         -21.18%
                                     Return on average equity (annualized)                6.75%            8.83%         -23.56%
                                     Net interest margin                                  3.23%            3.44%          -6.10%
                                     Net overhead expense as a percentage
                                           of average assets (annualized)                 2.49%            2.36%           5.51%

                                     * Per share information provided gives effect to the 10% stock dividend declared on June 19,
                                       2006.
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